                                                              EXHIBIT 10.11

                                   OPTION AGREEMENT
                                      (MKC-442)








                           Mitsubishi Chemical Corporation
                            Triangle Pharmaceuticals, Inc.






* Certain confidential portions of this Exhibit were omitted by means of marking such portions with an asterick (the "Mark"). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company's Application Requesting Confidential Treatment under Rule 406 under the Securities Act.

                                   OPTION AGREEMENT
                           --------------------------------




This Agreement made as of this 20th day of December, 1995, by and between MITSUBISHI CHEMICAL CORPORATION, with its principal office at 5-2, Marunouchi 2-chome, Chiyoda-ku, Tokyo, Japan (hereinafter referred to as "MITSUBISHI") and TRIANGLE PHARMACEUTICALS, INC. with its principal office at 4 University Place, 4611 University Drive Durham, NC 27707, U. S. A. (hereinafter referred to as "TRIANGLE").


                                     WITNESSETH:

WHEREAS, MITSUBISHI has developed a certain compound coded as MKC-442 (hereinafter referred to as "COMPOUND" and defined more specifically hereinbelow);

WHEREAS, as the result of the preliminary evaluation pursuant to the Secrecy Agreement dated August 21, 1995, TRIANGLE is desirous of carrying out further evaluation and development works including the pre-clinical and Phase I and Phase IIa clinical studies and obtaining an option to decide whether or not TRIANGLE enters into a license agreement for subsequent development works and commercialization of PRODUCT (as hereinafter defined); and

WHEREAS, MITSUBISHI is willing to meet with such TRIANGLE's desire under the terms and conditions herein below set forth.

NOW, THEREFORE, the parties hereto agree as follows.

ARTICLE I.    DEFINITIONS
--------------------------
Unless the context hereof clearly indicates otherwise, the following terms used herein shall have the meanings respectively assigned thereto as set forth below.

1.1 COMPOUND shall mean a compound coded as MKC-442 and its salts and esters. MKC-442 is chemically identified as follows:

    6-Benzyl-1-(ethoxy methyl)-5-isopropyl uracil

1.2 PRODUCT shall mean COMPOUND in any and all dosage form ready for human therapy, either alone or in combination with any other active ingredient.

1.3 BULK MATERIAL shall mean COMPOUND to be formulated into PRODUCT.

1.4 TECHNICAL INFORMATION shall mean information on COMPOUND including, but not limited to, data relating to its physical, chemical, pharmacological, toxicological and clinical characteristics, product forms and formulations now or hereafter possessed by MITSUBISHI and made available by MITSUBISHI to TRIANGLE hereunder which MITSUBISHI considers to be necessary or useful for TRIANGLE for fulfilling the purpose of this Agreement.

1.5 TERRITORY shall mean all countries of the world except East Asia, being those countries in the area bounded by, and including, Japan, Korea, China, Burma, Indonesia, and the Philippines; provided, however, that Hong Kong, Taiwan and Thailand are included in TERRITORY.

1.6 EFFECTIVE DATE shall mean the date of execution of this Agreement by both parties.

1.7 OPTION PERIOD shall mean a period of two (2) years from EFFECTIVE DATE or any extension thereof

1.8 DEVELOPMENT WORK shall mean such pre-clinical studies, Phase I and Phase IIa studies of PRODUCT as set forth in Appendix A attached hereto and made a part hereof, which are necessary for TRIANGLE to decide whether to exercise the option with respect to PRODUCT.

1.9 LICENSE AGREEMENT shall mean a license agreement for further development and commercialization of PRODUCT in TERRITORY, an outline of which is set forth in Appendix B attached hereto and made a part hereof.

ARTICLE II.   DISCLOSURE OF TECHNICAL INFORMATION
--------------------------------------------------

Within 30 days from the EFFECTIVE DATE, MITSUBISHI shall disclose to TRIANGLE in English TECHNICAL INFORMATION which is possessed by MITSUBISHI at the EFFECTIVE DATE and has not been disclosed theretofore to TRIANGLE. Any additional TECHNICAL INFORMATION developed by
MITSUBISHI subsequent to the EFFECTIVE DATE shall be disclosed in English to TRIANGLE as soon as reasonably possible.

ARTICLE III.  GRANT OF OPTION
------------------------------

3.1 MITSUBISHI grants to TRIANGLE an exclusive option to decide within OPTION PERIOD whether or not TRIANGLE wishes to enter into LICENSE AGREEMENT.

3.2 If during OPTION PERIOD TRIANGLE demonstrates in writing to MITSUBISHI's reasonable satisfaction that, despite TRIANGLE's best efforts, TRIANGLE has not been able to complete DEVELOPMENT WORK, OPTION PERIOD may be extended for an additional period or periods by mutual agreement by the parties, which additional period shall not be less than six (6) months.

ARTICLE IV.   DEVELOPMENT WORK
------------------------------

4.1 During the OPTION PERIOD, TRIANGLE shall diligently conduct DEVELOPMENT WORK in TERRITORY. Before commencement of DEVELOPMENT WORK, a protocol including timetable of DEVELOPMENT WORK shall be submitted in writing by TRIANGLE to MITSUBISHI and shall be approved by MITSUBISHI which approval shall not be unreasonably withheld. TRIANGLE may appoint as a Contract Research Organization a third party who shall be approved by MITSUBISHI in advance which approval shall not be unreasonably withheld (hereinafter referred to as "AUTHORIZED CRO") to perform DEVELOPMENT WORK. Upon request of MITSUBISHI before its approval, TRIANGLE shall disclose to MITSUBISHI the contents of a contract to be executed with a potential AUTHORIZED CRO and shall properly consider such comments as MITSUBISHI may make. Notwithstanding the foregoing, TRIANGLE shall file by itself IND and CTX and contact the relevant governmental agencies.

    TRIANGLE shall consult with MITSUBISHI in determining the expected efficacy and safety level in the Phase I and Phase IIa studies as set forth in Appendix A.

4.2 MITSUBISHI agrees to bear the out-of-pocket costs incurred by TRIANGLE in engaging AUTHORIZED CRO to perform DEVELOPMENT WORK in accordance with the approved protocol. MITSUBISHI shall pay to TRIANGLE such costs within thirty (30) days from presentation by TRIANGLE of each invoice for such work provided that MITSUBISHI's payment of such costs shall not exceed One Million Six Hundred Thousand U.S. Dollars ($1,600,000) in total. TRIANGLE agrees to bear any other costs and expenses incurred by it in connection with performance of DEVELOPMENT WORK.

4.3 MITSUBISHI shall supply TRIANGLE, without charge, with amounts of BULK MATERIAL or clinical trial material as reasonably demonstrated by TRIANGLE to be necessary for DEVELOPMENT WORK. BULK MATERIAL or clinical trial material supplied by MITSUBISHI shall meet the specifications to be mutually agreed upon. In the event that a lot of BULK MATERIAL or clinical trial material supplied by MITSUBISHI does not meet such specifications, TRIANGLE shall so notify MITSUBISHI within thirty (30) days from the receipt of such BULK MATERIAL or clinical trial material and return it to MITSUBISHI with documentation of the failure to meet specifications. MITSUBISHI shall replace such defective BULK MATERIAL or clinical trial material and pay for all shipping costs for such defective BULK MATERIAL or clinical trial material.

4.4 TRIANGLE shall give MITSUBISHI written reports on the progress of DEVELOPMENT WORK for each [ * ] and within reasonable period after the end of each [ * ] period, TRIANGLE shall disclose to MITSUBISHI all data and information obtained through DEVELOPMENT WORK during the preceding [ * ] period. In reviewing the reports by TRIANGLE, MITSUBISHI may comment on the progress of DEVELOPMENT WORK and TRIANGLE shall properly consider such comments.

4.5 TRIANGLE shall hold MITSUBISHI harmless from any claim, loss, damages or liabilities caused by it or incurred in connection with performance of DEVELOPMENT WORK except for any claim, loss, damages or liabilities attributable to a defect in BULK MATERIAL or clinical trial material supplied by MITSUBISHI, attributable to an error in the TECHNICAL INFORMATION supplied by MITSUBISHI or resulting from the negligence or willful misconduct of MITSUBISHI or its agents or employees. MITSUBISHI agrees to give TRIANGLE prompt written notice of any matter for which it intends to seek indemnification, to allow TRIANGLE to control the defense and settlement of such matter and to cooperate with TRIANGLE in the investigation and defense of such matter.

4.6 TRIANGLE agrees that MITSUBISHI shall have the right, without any compensation to TRIANGLE, to use all data and information obtained by TRIANGLE through the evaluation and DEVELOPMENT WORK hereunder, whether patentable or not, for purpose of development, registration and commercialization of PRODUCT outside TERRITORY together with the right of sublicense to a third party. It is, however, understood that upon termination of this Agreement without the execution of LICENSE AGREEMENT, TRIANGLE agrees to assign all the title and ownership to such data and information to MITSUBISHI, without charge.

ARTICLE V.    EXERCISE OF OPTION
---------------------------------

5.1 Prior to the expiration of OPTION PERIOD, TRIANGLE shall notify MITSUBISHI in writing whether or not it intends to enter into LICENSE AGREEMENT.

5.2 If TRIANGLE notifies MITSUBISHI of its intention to enter into LICENSE AGREEMENT, both parties shall, within [ * ] from the date of said notification by TRIANGLE, negotiate diligently and in good faith the detailed terms and conditions of LICENSE AGREEMENT in accordance with the terms

 * CONFIDENTIAL TREATMENT REQUESTED
    outlined in Appendix B hereto and enter into LICENSE AGREEMENT. However, if the negotiations referred to in this Paragraph 5.2 have not resulted in execution of LICENSE AGREEMENT by the expiration of said [ * ] period, the parties shall submit to an independent third party mutually acceptable to TRIANGLE and MITSUBISHI and experienced in the licensing and pharmaceuticals products on an international basis (the "Arbitrator") any issues upon which the parties shall be unable to agree. Such Arbitrator, within [ * ] of the end of the [ * ] period, shall hear the positions of each of TRIANGLE and MITSUBISHI as to any disputed issues and, based upon terms that are usual and customary in transactions of this kind, shall determine the disputed provisions. Promptly thereafter, the parties shall execute LICENSE AGREEMENT containing the provisions to which they have mutually agreed as well as any other provisions which have been stipulated by the Arbitrator.

5.3 If TRIANGLE decides not to enter into LICENSE AGREEMENT, TRIANGLE shall notify MITSUBISHI without delay of such decision and reasons therefor in writing and in such case, the option granted to TRIANGLE shall become null and void.

ARTICLE VI.   CONFIDENTIALITY
------------------------------

6.1 TRIANGLE shall keep secret and confidential any and all TECHNICAL INFORMATION disclosed to TRIANGLE by MITSUBISHI hereunder and any and all data and technical information acquired by TRIANGLE through its evaluation and performance of DEVELOPMENT WORK hereunder (hereinafter referred to as "Confidential Information") and shall not use the Confidential Information for any purposes other than to carry out the evaluation or performance of DEVELOPMENT WORK hereunder, provided, however, the said obligation shall not be applied to information which TRIANGLE can prove:

    (a) by written record, is in its possession at the time of disclosure thereof, and was not previously acquired by TRIANGLE from MITSUBISHI under secrecy obligation;
    (b)  is public knowledge at the time of disclosure thereof;
    (c) becomes public knowledge after the time of disclosure through no fault of TRIANGLE;
    (d) is received by TRIANGLE from a third party under no obligation of secrecy to MITSUBISHI; or
    (e) is required to be disclosed by a competent registration body in order for TRIANGLE to file IND and CTX.

 * CONFIDENTIAL TREATMENT REQUESTED

6.2 It is understood that any specific information contained in the Confidential Information shall not deemed to fall in (a), (b), (c), (d) or (e) merely because it is embraced by more general information within one of said exceptions.

6.3 TRIANGLE shall not, without MITSUBISHI's prior written approval:

    (a) use BULK MATERIAL or clinical trial material supplied by MITSUBISHI for any purposes other than to carry out DEVELOPMENT WORK as set forth in Article 4 hereof; and
    (b) transfer or furnish any quantity of such BULK MATERIAL or clinical trial material to any third party.

6.4 Notwithstanding the foregoing, TRIANGLE may disclose, to the reasonably required extent, any TECHNICAL INFORMATION and BULK MATERIAL or clinical trial material which is subject to the confidentiality obligations set forth in this Article VI to AUTHORIZED CRO, consultant or any other subcontractor, provided, however, that TRIANGLE shall cause AUTHORIZED CRO, consultant or any other subcontractor to execute a written confidentiality and non-use agreement with respect to any TECHNICAL INFORMATION, the results of entrusted studies and BULK MATERIAL or clinical trial material at least as strict as set forth in this Article VI.

6.5 The obligation of confidentiality and non-use of TRIANGLE pursuant to this
    Article VI shall remain in force and effect for a period of [ * ] years from the EFFECTIVE DATE.

6.6 During the term of this Agreement, MITSUBISHI shall not reveal the TECHNICAL INFORMATION or transfer the BULK MATERIAL or clinical trial material to any third party in the TERRITORY other than TRIANGLE and shall keep confidential any data and information obtained by TRIANGLE through the evaluation and DEVELOPMENT WORK hereunder and shall not use such information for any purposes other than to carry out its own evaluation of the DEVELOPMENT WORK hereunder, subject to the exercise of the right which MITSUBISHI has pursuant to Paragraph 4.6 and the exceptions set forth in subparagraphs (a), (b), (c), (d) and (e) of Paragraph 6.1.

ARTICLE VII.  TERM AND TERMINATION
-----------------------------------

7.1 This Agreement shall come into effect on the EFFECTIVE DATE and, unless earlier terminated, shall continue to be in effect until the date of execution of LICENSE AGREEMENT.

7.2 When the option granted to TRIANGLE becomes null and void, this Agreement shall be automatically terminated.

 * CONFIDENTIAL TREATMENT REQUESTED

7.3 This Agreement may be terminated by the written agreement of the parties.

7.4 TRIANGLE may, after careful evaluation and after having consulted with MITSUBISHI, discontinue due to scientific or clinical reasons DEVELOPMENT WORK and terminate this Agreement at any time. TRIANGLE shall notify MITSUBISHI of its intent to terminate this Agreement three (3) months prior to stopping any ongoing study to allow MITSUBISHI to take responsibility for and continue such study at MITSUBISHI's sole expense; provided, however, that such prior notice shall not be required if TRIANGLE determines that safety of patients will be at risk if the study is continued.

    In the event TRIANGLE decides to discontinue its activities hereunder, and subject to the notice period above, this Agreement shall be terminated and MITSUBISHI shall bear all final costs and expenses of the AUTHORIZED CRO if the study is continued by MITSUBISHI.

7.5 MITSUBISHI may, after careful evaluation and after having consulted with TRIANGLE, discontinue due to scientific or clinical reasons to be a sponsor to support the costs for DEVELOPMENT WORK hereunder and terminate this Agreement at any time. MITSUBISHI shall notify TRIANGLE of its intent to terminate this Agreement three (3) months prior to stopping any ongoing study.

    In the event MITSUBISHI decides to discontinue to be a sponsor to support the costs for DEVELOPMENT WORK hereunder, and subject to the notice period above, this Agreement shall be terminated and MITSUBISHI shall bear all costs and expenses of the AUTHORIZED CRO which have accrued before the date of the termination.

7.6 If TRIANGLE defaults in the performance of or fails to be in compliance with any material agreement, condition or covenant of this Agreement, MITSUBISHI may terminate this Agreement if such default or failure shall not have been remedied within thirty (30) days after receipt by TRIANGLE of a written notice thereof from MITSUBISHI.

7.7 To the extent permitted by law, if either party shall become insolvent or shall make assignment for the benefit of creditors, or proceedings in voluntary bankruptcy shall be instituted on behalf of or against a party or a receiver or trustee of all, or substantially all of the property of a party shall be appointed, the other party shall be entitled to terminate this Agreement by giving written notice to this effect to the first party whereupon this Agreement shall terminate.

7.8 Notwithstanding the foregoing, MITSUBISHI's right granted pursuant to Paragraph 4.5, MITSUBISHI's obligation under Paragraphs 7.4 and 7.5 and TRIANGLE's obligations pursuant to Article VI shall survive the termination of this Agreement.

7.9 In case of termination of this Agreement without the execution of LICENSE AGREEMENT, TRIANGLE shall promptly return all tangible TECHNICAL INFORMATION and all data and information obtained by TRIANGLE through its evaluation and DEVELOPMENT WORK hereunder including all copies thereof as well as unused BULK MATERIAL, if any. It is, however understood that TRIANGLE may retain one copy of such tangible TECHNICAL INFORMATION, data and information only for the purpose of determining its obligations hereunder.

VIII.    NOTICE
----------------

    Any notice or report required or permitted to be given under this Agreement by one of the parties to the other party shall be deemed to have been sufficiently given for all purposes hereof if delivered in person or transmitted by facsimile or mailed by first class mail, postage prepaid, addressed to such party at its address indicated below or to such address as shall hereafter be furnished by such party by written notice. Both parties agree to acknowledge in writing the receipt of any notice delivered in person or telex or facsimile.

    If to MITSUBISHI:
         Mitsubishi Chemical Corporation
         2-24, Higashishinagawa 2-chome,
         Shinagawa-ku, Tokyo 140, Japan
         Att: General Manager, International Operations Department
              Pharmaceuticals and Diagnostics Company
         Fax: 3-5463-0705

    If to TRIANGLE:
         TRIANGLE PHARMACEUTICALS, INC.
         4 University Place, 4611 University Drive Durham,
         NC 27707, U. S. A.
         Att: Company Secretary
         Fax:

    All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of delivery if personally delivered; upon transmission if sent by facsimile transmission with confirmation mailed in accordance with these notice terms; and on the fifth business day after the date when sent if sent by mail.

ARTICLE IX.   GENERAL LEGAL PROVISIONS
---------------------------------------

9.1 This Agreement is personal in its nature and neither party hereto shall assign this Agreement or any right or obligation hereunder without the prior written consent of the other party.

9.2 The parties shall use their best endeavors to resolve between themselves any disagreement which may arise under this Agreement. Any such disagreement shall be adjudicated by arbitration in accordance with the UNCITRAL Arbitration Rules in force as of the EFFECTIVE DATE.

    The appointing authority shall be the London Court of Arbitration. Either party may initiate arbitration by notice to the other party as required the UNCITRAL Arbitration Rules. There will be three arbitrators, one selected by MITSUBISHI, and one selected by TRIANGLE. The third arbitrator will be selected by the first two arbitrators and will be of a different nationality than the first two arbitrators and the parties. The third arbitrator will serve as presiding arbitrator of the tribunal.

    Arbitrator shall be governed by the following rules:

    a. The forum shall be in London, England, the language for proceedings shall be English, and the applicable substantive law shall be the law prevailing in the State of New York, USA.

    b. Hearing shall commences no later than [ * ] days after initial notice by one party to the other requesting arbitration, and shall continue from day to day thereafter until completed unless adjourned by mutual consent.
         The arbitration panel shall render its decision in writing within thirty days following conclusion of hearings.

    c. Arbitration may proceed in the absence of any party if [ * ] notice has been given to that party. A decision agreed on by at least two of the arbitrators shall be the decision of the arbitration panel. Each party shall bear its own costs and attorney's fee. Costs of the arbitration panel shall be shared equally by the parties.

9.3 The validity, interpretation and performance of this Agreement shall be governed by the laws of the State of New York and of the United States.

9.4 All amendments or alteration hereof shall be made in writing and shall be of no force or effect unless signed by the duly authorized representatives of each party.

9.5. This Agreement including Appendix A and Appendix B attached hereto and made a part hereof embodies the entire understanding between parties, and

 * CONFIDENTIAL TREATMENT REQUESTED
    all prior representations, warranties or agreements relating hereto are hereby superseded and shall be of no force or effect whatsoever.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.





                                       MITSUBISHI CHEMICAL CORPORATION


                                       By  /s/ Yousuke Ariyoshi
                                           ------------------------------------
                                            Yousuke Ariyoshi
                                            Managing Director
                                            President, Pharmaceuticals and
                                       Title     Diagnostics Company
                                             ----------------------------------




                                       TRIANGLE PHARMACEUTICALS, INC.

                                       By  /s/ David S. Barry
                                           ------------------------------------

                                       Title  Chairman and CEO
                                             ----------------------------------

APPENDIX A
----------


                                   DEVELOPMENT WORK
                         -----------------------------------



1.  PRECLINICAL STUDIES
------------------------

    [ * ] toxicology studies in [ * ], if required by regulatory authorities

2.  CLINICAL STUDIES:
----------------------

    PHASE Ia [ * ] ADMINISTRATION

    Purpose:            - Determine [ * ] of [ * ]
                        - Establish [ * ]

    Design:             - [ * ]

    Patient number:     - [ * ]

    Starting dose:      - To be determined likely to be [ * ]

    Dose escalations:   - [ * ] increase per cohort

    Duration:           - [ * ]

    PHASE Ib [ * ] IN DOSING FOR IIa STUDY

    Purpose:            - Establish possible drug interactions with [ * ]
                        - Bridging study Ia to IIa trial

    Design:             - Determine [ * ]

 * CONFIDENTIAL TREATMENT REQUESTED

    Patient number:     - [ * ]

    Dosing regimens:    - [ * ] dose or doses to be determined form phase la
                          study
                        - [ * ]

    Duration            - [ * ]


    PHASE IIa PILOT [ * ] - [ * ] DURATION, WITH
                          POSSIBLE EXTENSION

    Purpose:            - Determine [ * ]

    Design:             - Randomize patients to receive [ * ]

    Patient number:     - [ * ]
                        - Number of patients depends on [ * ]

    Dosing regimens:    - To be determined from [ * ]
                        - [ * ]

    Duration - [ * ] (provided regulatory authorities allow continuation past [ * ])

 * CONFIDENTIAL TREATMENT REQUESTED

APPENDIX B
----------
                    OUTLINE OF LICENSE AGREEMENT (MITSUBISHI-442)
                    ---------------------------------------------


I.  PARTIES

    MITSUBISHI CHEMICAL CORPORATION ("MITSUBISHI")

    TRIANGLE PHARMACEUTICALS, INC. ("TRIANGLE")

II. DEFINITIONS

    (1) The terms "COMPOUND", "PRODUCT", "BULK MATERIAL", "TECHNICAL INFORMATION" and "TERRITORY" as defined in the Option Agreement shall have the same meanings when used herein as are attributable to them in the Option Agreement.

    (2) MAJOR COUNTRIES shall mean the Federal Republic of Germany, United Kingdom, France and the United States of America.

    (3) PATENT RIGHT shall mean the patents and patent applications, including patents to be granted thereon, any division or continuation-in-part thereof, now or hereafter owned by MITSUBISHI in TERRITORY which relates to COMPOUND or PRODUCT.

    (4) APPROVAL shall mean an approval to market PRODUCT issued by the competent governmental authorities and any other governmental authorizations necessary for marketing of PRODUCT including final labeling, price approval for reimbursement where applicable, importation of COMPOUND and manufacture of PRODUCT.

    (5) AFFILIATE with respect to a party shall mean any corporation, partnership, association or other entity as to which the party (i) own, directly or indirectly, one-half (1/2) or more of the voting securities of such corporation (or entity), or (ii) has the power to direct or cause the direction of the management and policies of such corporation (or entity) by contract or otherwise.

    (6) NET SALES shall mean the gross sales price of the PRODUCT sold by TRIANGLE or its sublicensees to independent third parties less the following: transportation charges, transport insurance, sales and other taxes, refunds, rebates, allowances for returned or rejected goods or for retroactive price reductions and normal and customary trade and cash discounts. NET SALES of combination product shall be mutually agreed upon by the parties.

    (7) EFFECTIVE DATE shall mean the date of execution of this Agreement by both parties.

III. DISCLOSURE OF TECHNICAL INFORMATION
----------------------------------------

    (1) Within 30 days from the EFFECTIVE DATE, MITSUBISHI shall disclose to TRIANGLE in English TECHNICAL INFORMATION which is possessed by MITSUBISHI at the EFFECTIVE DATE and has not been disclosed theretofore to TRIANGLE.

    (2) Furthermore, MITSUBISHI shall disclose to TRIANGLE from time to time and as soon as reasonably possible during the term of this Agreement all data and information as a part of TECHNICAL INFORMATION, to the extent they are legally available to MITSUBISHI, as the result of development work and commercial operation by it of PRODUCT outside of TERRITORY.

IV. GRANT OF LICENSE
---------------------

    (1) MITSUBISHI shall grant to TRIANGLE an exclusive and non-transferable license under PATENT RIGHT and TECHNICAL INFORMATION to develop, manufacture, use and sell PRODUCT in TERRITORY together with the right to sublicense to third parties who shall be approved by MITSUBISHI in advance which approval shall not be unreasonably withheld. Said license shall not include the right to manufacture BULK MATERIAL.

    (2) TRIANGLE shall have the right to assign the license granted hereunder to TRIANGLE's AFFILIATES subject to the following conditions:

         (a) TRIANGLE shall notify MITSUBISHI in advance in writing of the assignment of the license to any of TRIANGLE's AFFILIATE.

         (b) TRIANGLE shall control DEVELOPMENT WORK to be conducted by such TRIANGLE's AFFILIATE and shall be responsible for compliance with all obligations hereunder by such TRIANGLE's AFFILIATE.

         (c) The assignment may be made from time to time on a country-by-country basis.

V.  DEVELOPMENT WORK
---------------------

    (1) TRIANGLE shall diligently conduct, at its own expense, all necessary development work to obtain the data and information necessary for APPROVAL and future business operation of manufacturing and selling of

         PRODUCT in TERRITORY including all necessary pre-clinical and clinical studies regarding PRODUCT ("DEVELOPMENT WORK"). Before commencement of DEVELOPMENT WORK, a protocol including timetable of DEVELOPMENT WORK shall be submitted in writing by TRIANGLE to MITSUBISHI for MITSUBISHI's review. TRIANGLE shall properly consider 'Mitsubishi's comments or advice on the protocol. TRIANGLE may appoint as a Contract Research Organization a third party who shall be approved by MITSUBISHI in advance which approval shall not be unreasonably withheld to perform DEVELOPMENT WORK.
         The protocol shall be developed so that TRIANGLE may be ready for the application of APPROVAL prior to the expiration of the period set forth in Paragraph VI(1).

    (2) MITSUBISHI shall supply to TRIANGLE reasonable amounts of BULK MATERIAL necessary for DEVELOPMENT WORK free of charge.

    (3) TRIANGLE shall give MITSUBISHI written reports on the progress of DEVELOPMENT WORK at the end of each [ * ] and within reasonable period after the end of each [ * ]. TRIANGLE shall allow MITSUBISHI to have access to all data and information obtained through DEVELOPMENT WORK. In reviewing the reports by TRIANGLE, MITSUBISHI may comment on the progress of DEVELOPMENT WORK and TRIANGLE shall properly consider such comments.

VI. APPROVAL AND COMMENCEMENT OF SALE
--------------------------------------

    (1) TRIANGLE shall use its best efforts to apply for APPROVAL in at least one of the MAJOR COUNTRIES within [ * ] from the EFFECTIVE DATE and in all remaining MAJOR COUNTRIES within [ * ] from the EFFECTIVE DATE.

    (2) TRIANGLE shall make its best efforts to obtain APPROVAL in each MAJOR COUNTRY within [ * ] from the date of regulatory filing for APPROVAL in such MAJOR COUNTRY and shall report quarterly to MITSUBISHI in writing the progress status of the APPROVAL process.

    (3) After acquisition of APPROVAL in each country in TERRITORY and if commercially feasible in such country, TRIANGLE shall commence with reasonable promptness the sale of PRODUCT in such country. TRIANGLE shall immediately notify MITSUBISHI of the commencement date of sale of PRODUCT in each country in TERRITORY. Should TRIANGLE fail to commence the sale of PRODUCT within [ * ] from the date of acquisition of APPROVAL in a certain country in TERRITORY, MITSUBISHI shall be entitled to terminate this Agreement with respect to such country and

 * CONFIDENTIAL TREATMENT REQUESTED

         TRIANGLE shall promptly transfer APPROVAL or any other registration right pertaining to PRODUCT in such country to MITSUBISHI or its nominee without charge.

VII. LICENSE FEE
----------------

    (1) In consideration of the license granted by MITSUBISHI to TRIANGLE, TRIANGLE shall pay to MITSUBISHI the following non-refundable license fees:

         (a) [ * ] within [ * ] from the EFFECTIVE DATE, provided, however, that TRIANGLE may offset [ * ] of the out-of-pocket costs incurred by TRIANGLE in engaging AUTHORIZED CRO to perform the DEVELOPMENT WORK in excess of [ * ] and all of the out-of-pocket costs incurred by TRIANGLE in engaging a contract toxicology laboratory to perform toxicology study relating to the PRODUCT required by the relevant governmental agencies, provided further that such offset of the costs of AUTHORIZED CRO shall not exceed [ * ] and such offset of the costs of AUTHORIZED CRO and the costs of the contract toxicology laboratory in total shall not exceed [ * ];

         (b) [ * ] within [ * ] from the date when APPROVAL is obtained [ * ], unless MITSUBISHI elects the option set forth in subparagraph (d)
               below; and

         (c) [ * ] within [ * ] from the date when the APPROVAL is obtained in [ * ].

         (d) It is, however, understood that MITSUBISHI may choose at its discretion that the license fee payable under subparagraph (b) above shall be replaced by and made in a combination of equity and cash as follows;

              (i) [ * ] in equity of TRIANGLE within [ * ] from the date when the first application for APPROVAL in made in a country in a MAJOR COUNTRY, and

              (ii) [ * ] in cash and/or equity (to be mutually agreed upon by the parties at the time of APPROVAL) within [ * ] from the date when APPROVAL is obtained in the [ * ].

 * CONFIDENTIAL TREATMENT REQUESTED

              TRIANGLE shall notify MITSUBISHI upon filing an application for APPROVAL in the first MAJOR COUNTRY. Thereafter, MITSUBISHI shall have [ * ] to elect to exercise the option set forth in this subparagraph (d). In the event MITSUBISHI elects not to exercise such option or fails to notify TRIANGLE of any election within such [ * ] period, the provisions of subparagraph (b) shall apply.

    (2) In addition, TRIANGLE shall pay to MITSUBISHI running royalties equal to [ * ] to be agreed upon by the parties within [ * ] after the end of each [ * ], subject to the understanding that the combined cost of the running royalties and price of BULK MATERIAL shall be equal to [ * ]. If the total amount of running royalty and price of BULK MATERIAL to be paid in any [ * ] after the APPROVAL is obtained in the U.S. is less than the following amount, TRIANGLE shall pay the balance with the payment of due for the [ * ].

              [ * ]

VIII.    BULK MATERIAL
-----------------------

    (1) Upon request of TRIANGLE, MITSUBISHI shall supply BULK MATERIAL to TRIANGLE under the Supply and Purchase Agreement to be separately agreed upon.

    (2) The supply price of BULK MATERIAL [ * ] shall be payable in U.S. Dollars and expressed on a per kilogram basis in the Supply and Purchase Agreement, subject to the understanding that the combined cost of the running royalties and price of BULK MATERIAL shall equal to [ * ]. Said price (the "BASE PRICE") shall be applicable for the [ * ] of the EFFECTIVE DATE (the "BASE YEAR"). The price for later [ * ] shall be adjusted as follows:

              [ * ]

         Notwithstanding the foregoing, if and when MITSUBISHI demonstrate to the reasonable satisfaction to TRIANGLE that MITSUBISHI cannot earn reasonable profit from supply of BULK MATERIAL to TRIANGLE under such price, the parties shall discuss in good faith about revision of the price taking into consideration (i) the sales price of PRODUCT, (ii) the daily dose of

 * CONFIDENTIAL TREATMENT REQUESTED

         PRODUCT and (iii) the manufacturing costs of BULK MATERIAL at MITSUBISHI. Should the parties fail to agree on the revision of the price within a reasonable period, MITSUBISHI shall be released from its obligation to supply BULK MATERIAL to TRIANGLE and TRIANGLE may purchase BULK MATERIAL from third party supplier.

    (3) A single supply price shall be applied to all BULK MATERIAL to be used by TRIANGLE for manufacture of PRODUCT to be sold in TERRITORY.

    (4) All other terms and conditions for the supply of BULK MATERIAL from MITSUBISHI to TRIANGLE including forecast, purchase order, quality, purity of BULK MATERIAL, package specifications, transportation method and all other technical related matters and payment method shall be mutually agreed upon by the parties in the separate Supply and Purchase Agreement at latest prior to need for TRIANGLE to commence production of PRODUCT for commercial sales.

IX.  GRANT-BACK
---------------

    (1) TRIANGLE shall disclose to MITSUBISHI all technical data and information, whether patentable or not, which is obtained by TRIANGLE through DEVELOPMENT WORK and commercial manufacture, use or sale of PRODUCT including but not limited to those relating to clinical trials, side-effect, new indications regarding COMPOUND and PRODUCT, when they are available (collectively "TRIANGLE's INFORMATION").

    (2) TRIANGLE shall grant to MITSUBISHI a non-exclusive license to use TRIANGLE's INFORMATION for development, manufacture, use and sale of COMPOUND and PRODUCT. With respect to the use of TRIANGLE's INFORMATION outside TERRITORY such license shall be without any compensation to TRIANGLE and shall include the right to sublicense to any third party. With respect to the use of TRIANGLE's INFORMATION in TERRITORY MITSUBISHI shall be required to pay reasonable compensation to TRIANGLE for the use of patented TRIANGLE's INFORMATION and shall include the right to sublicense to any third party in the country in TERRITORY where the license granted hereunder is terminated pursuant to Paragraph X(2) or (3).

X.  TERM AND TERMINATION
-------------------------

    (1) This Agreement shall come into effect on EFFECTIVE DATE and, unless terminated pursuant to Paragraph X (2) and (4), shall continue in effect in each country of the TERRITORY until the twentieth (20th) anniversary of the commencement date of commercial sales of PRODUCT in such country.

         Upon expiration of such period, TRIANGLE shall have a fully paid up license. At such time as Generic Competition has occurred in a country of TERRITORY, the royalty rate for the sale of PRODUCT in said country shall thereafter be reduced to [ * ] of the applicable royalty rate and minimum annual royalty total. For the purpose of this paragraph, "Generic Competition" shall mean the lawful marketing and sales by a third party in the relevant country of any product or compound which (i) falls within the scope of original claims of PATENT RIGHT on the chemical entity and (ii) is sold and/or used for the same indication as that of PRODUCT in such country. Furthermore, in each country of the TERRITORY, the royalty rate for the sale of PRODUCT in the relevant country shall be reduced by [ * ] of the applicable rate after the later of (i) the date of expiration of (10) year period from the commencement date of commercial sale of PRODUCT or (ii) the date of expiry of the last of the PATENT RIGHT. But, in no event shall royalty rate be less than [ * ] of the original rate by any such reduction.

    (2) MITSUBISHI may terminate LICENSE AGREEMENT at its option, if (a) TRIANGLE has not applied for APPROVAL in at least one of MAJOR COUNTRIES within three (3) years from the EFFECTIVE DATE or in all remaining MAJOR COUNTRIES within five (5) years from the EFFECTIVE DATE pursuant to Paragraph VI (1) and TRIANGLE does not demonstrate to MITSUBISHI's reasonable satisfaction that despite TRIANGLE's reasonable efforts, the application was delayed by the reasons beyond reasonable control of TRIANGLE, or (b) TRIANGLE cannot obtain
         APPROVAL in each of the MAJOR COUNTRIES within two (2) years from the date of regulatory filing for APPROVAL and TRIANGLE does not demonstrate to MITSUBISHI's reasonable satisfaction that despite TRIANGLE's reasonable efforts, the APPROVAL was delayed by the reasons beyond reasonable control of TRIANGLE. Notwithstanding the foregoing, to the extent that TRIANGLE meets the diligence obligations in this Paragraph X (2) with respect to a given MAJOR COUNTRY, MITSUBISHI shall not be entitled to terminate LICENSE AGREEMENT, pursuant to this Paragraph X (2) in such MAJOR COUNTRY.

    (3) If (a) TRIANGLE has not applied for APPROVAL in any country in TERRITORY other than MAJOR COUNTRIES within seven (7) years from the effective date of this Agreement pursuant to Paragraph VI (1), or
         (b) TRIANGLE cannot obtain APPROVAL in any country in TERRITORY other than MAJOR COUNTRIES within ten (10) years from the effective date of this Agreement, the parties shall discuss in good faith and agree upon the registration policy in such country.

    (4) If either party fails to meet any of its obligations hereunder in any material respect, the other party may, upon sixty (60) day written notice, terminate this

 * CONFIDENTIAL TREATMENT REQUESTED

         Agreement, provided, however, that if the defaulting party corrects such default within said sixty (60) day period, the notice shall be of no further force or effect.

    (5) In case of termination of this Agreement pursuant to Paragraph X(2) or in case of termination of this Agreement by MITSUBISHI pursuant to Paragraph X(4), TRIANGLE shall immediately return to MITSUBISHI all TECHNICAL INFORMATION and all data and information obtained by TRIANGLE prior thereto through DEVELOPMENT WORK and commercial manufacture, use or sale of PRODUCT and shall not use them for any purpose thereafter. In such case, the right granted to MITSUBISHI pursuant to Paragraph IX shall be extended to include TERRITORY.

XI. PATENT DISPUTE
-------------------

    If TRIANGLE or its sublicensees (i) deem it necessary after consultation with MITSUBISHI to pay royalties, license fees or milestones to any third party in order to exercise its rights under the license from MITSUBISHI or
    (ii) incur out-of-pocket expenses related to any patent infringement or misappropriation claim or suit against it or them as a result of the exercise of such rights, TRIANGLE may credit such amounts described in the above (i) and (ii) against future royalties, fees or other amounts payable to MITSUBISHI (except for the costs of BULK MATERIAL) up to [ * ] of such royalties, fees or other amounts. Such credit shall apply only to prospective not prior payments made to MITSUBISHI.

XIII.    GENERAL LEGAL CLAUSES
-------------------------------
    (confidentiality, assignment, arbitration, patent enforcement and prosecution, etc.)

 * CONFIDENTIAL TREATMENT REQUESTED